APPENDIX A


                         APPLEBEE'S INTERNATIONAL, INC.

                          EMPLOYEE STOCK PURCHASE PLAN


                        ARTICLE 1 - PURPOSE OF THE PLAN

         The Company has established this Plan to provide eligible employees of the Company and its Subsidiaries a method to purchase shares of common stock of the Company by payroll deduction at a discount. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code and shall be construed and operated consistently with the requirements of that Section.

                            ARTICLE 2 - DEFINITIONS

         2.1 "Beneficiary" means the person designated by the Participant on a form provided by and acceptable to the Committee to receive the Participant's Payroll Deduction Account in the event of his death. In the absence of any such designation, "Beneficiary" shall mean the Participant's estate.

         2.2      "Board" means the Board of Directors of the Company.

         2.3 "Brokerage Account" means the general securities brokerage account, or such other account or record determined appropriate by the Company, established and maintained for the Plan with any entity selected by the Company, in its discretion, to assist in the administration of, and purchase of Shares under the Plan.

         2.4      "Code" means the Internal Revenue Code of 1986, as amended.

         2.5 "Commencement Date" means the January 1, April 1, July 1 or October 1, as the case may be, on which a particular Offering begins.

         2.6 "Committee" means the committee of persons appointed by the Company for the purpose of administering the Plan.

         2.7      "Company" means Applebee's International, Inc.

         2.8 "Designated Person" means the person designated by the Committee to receive any forms or agreements required or permitted under the Plan. More than one person may be designated by the Committee. Different persons may be designated for different forms or agreements. The Designated Person may be an individual or an entity. The Committee shall notify Participants in writing of the identity of each Designated Person and the forms or agreements to be sent to each such person.

         2.9      "Effective Date" means January 1, 1997.

         2.10 "Ending Date" means the March 31, June 30, September 30 or December 31, as the case may be, on which a particular Offering concludes.

         2.11 "Enrollment Agreement" means the enrollment form acceptable to the Committee that a Participant who wishes to participate in the Plan must submit to the Designated Person prior to the Commencement Date.

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         2.12 "Offering" means each three (3) consecutive  month offering period for the purchase and sale of Shares under the Plan.

         2.13 "Participant" means an employee who has satisfied the eligibility requirements of Article 3 and who has complied with the requirements of Article 4.

         2.14 "Pay" means and includes (i) a Participant's regular salary or earnings; (ii) a Participant's overtime pay; and (iii) bonuses designated by the Committee as being eligible to be used to purchase Shares under this Plan. "Pay" shall not include any other compensation, taxable or otherwise, including without limitation employee tips, moving/relocation expenses, imputed income, option income, tax-gross-ups and taxable benefits.

         2.15 "Payroll Deduction Account" shall mean the Company's bookkeeping entry that reflects the amount deducted from each Participant's Pay for the purpose of purchasing Shares under the Plan, reduced by amounts refunded to the Participant and amounts applied to purchase Shares hereunder. Amounts deducted from each Participant's Pay may be commingled with the general funds of the Company. No interest shall be paid or allowed on a Participant's payroll deductions.

         2.16 "Plan" means the Applebee's International, Inc. Employee Stock Purchase Plan.

         2.17 "Purchase Price" means the price per Share as set forth in Article 6 paid by a Participant to acquire Shares hereunder.

         2.18     "Shares" means shares of the Company's common stock.

         2.19 "Subsidiaries" shall mean any present or future domestic or foreign corporation that would be a "subsidiary corporation" of the Company as that term is defined in Section 424(f) of the Code.

         2.20 "Withdrawal" means a Participant's election to withdraw from an Offering pursuant to Article 11.

                            ARTICLE 3 - ELIGIBILITY

         Any regular employee of the Company or any of its Subsidiaries shall be eligible to participate in the Plan as of the Commencement Date coinciding with or next following the completion of twelve (12) consecutive months of employment following his date of hire. For the purpose of determining an employee's initial eligibility, an employee's period of employment with any business entity, the assets, business or stock of which has been acquired, in whole or in part by the Company or any of its Subsidiaries through purchase, merger or otherwise
("Acquired Business"), shall be taken into account. An employee's period of employment with the Company, any of its Subsidiaries, or any Acquired Business prior to the Effective Date shall be taken into account. If an employee terminates employment with the Company or any of its Subsidiaries for any reason and is later rehired, such employee, regardless of whether he is eligible to participate in the Plan prior to his termination, shall be treated as a new employee and will be eligible to participate in the Plan as of the Commencement Date coinciding with or next following the completion of twelve (12) consecutive months of employment following his date of rehire. For purposes of this Article, an employee's employment with the Company or any of its Subsidiaries shall not be considered interrupted or terminated in the case of a leave of absence or suspension, provided that such leave is approved by the Company or the employee's reemployment with the Company or any of its Subsidiaries upon the expiration of such leave is guaranteed by contract or statute.

                            ARTICLE 4 - PARTICIPATION

         An eligible employee may become a Participant by completing an Enrollment Agreement provided by the Company and filing it with the Designated Person prior to the deadline set by the Committee that precedes the Commencement


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Date of the Offering to which it relates.  Participation  in one Offering  under the Plan shall neither limit, nor require, participation in any other Offering; provided, however, that at the conclusion of each Offering, the Company shall automatically re-enroll each Participant in the next Offering at the same rate of payroll deduction, unless the Participant has advised the Designated Person otherwise in a written form acceptable to the Committee.

                              ARTICLE 5 - OFFERINGS

         Each Offering shall be for three (3) consecutive months. The first Offering shall commence on January 1, 1997. Thereafter, Offerings shall commence on each subsequent April 1, July 1, October 1 and January 1, and shall continue until the Plan is terminated in accordance with Section 15.5.

                           ARTICLE 6 - PURCHASE PRICE

         The "Purchase Price" per Share pursuant to an Offering shall be the lesser of (a) 90% of the fair market value per Share on the Commencement Date of such Offering or, if the Commencement Date is not a business day, the nearest subsequent business day; or (b) 90% of the fair market value of such Share on the Ending Date of such Offering or, if the Ending Date is not a business day, the nearest prior business day. "Fair market value" for this purpose shall mean the closing price as reported on the National Association of Securities Dealers Automated Quotation National Market System (the "NASDAQ-NMS") or, if the Shares are not reported on the NASDAQ-NMS, on the stock exchange, market, or system on which the Shares are traded as reported that is designated by the Committee as controlling for purposes of the Plan. In the event shares are not so traded or reported, no purchase shall be made and each Participant's interest in the amount credited to the Payroll Deduction Account shall be returned to each Participant without interest.

                   ARTICLE 7 - LIMITATIONS ON SHARE OWNERSHIP

         7.1 The maximum number of Shares that a Participant may acquire during an Offering shall be the amount credited to such Participant's Payroll Deduction Account as of the Ending Date of such Offering, divided by the Purchase Price per Share.

         7.2 The maximum, aggregate number of Shares that will be offered under the Plan is two hundred thousand (200,000). If, as of any Ending Date, the total number of Shares to be purchased exceeds the number of Shares then available under this Article (after deduction of all Shares that have been previously purchased under the Plan), the Committee shall make a pro rata allocation of the Shares that remain available in as nearly a uniform manner as shall be practicable and as it shall determine, in its sole judgment, to be equitable. In such event, any amount credited to each Participant's Payroll Deduction Account that remains after purchase of such reduced number of Shares shall be refunded as soon as reasonably practicable, and no further payroll deductions or Offerings shall occur under this Plan unless and until additional shares are authorized.

         7.3 Notwithstanding anything herein to the contrary, the maximum number of Shares that may be purchased by any Participant as of any Ending Date shall be reduced to that number which, when the voting power or value thereof is added to the total combined voting power or value of all classes of shares of capital stock of the Company or its Subsidiaries the person is already deemed to hold (excluding any number of Shares which such person would be entitled to purchase under the Plan), is one share less than five percent (5%) of the total combined voting power or value of all classes of shares of capital stock of the Company or its Subsidiaries. For purposes of the foregoing, the rules of Section 424(d) of the Code shall apply. In addition, no Participant shall be allowed to purchase Shares as of any Ending Date to the extent such purchase would cause the sum of the fair market value of all Shares purchased by such Participant under this Plan and any other plan qualified under Code Section 423 during the calendar year during which such Ending Date occurs to exceed $25,000. For purposes of the preceding sentence, "fair market value" shall be the value as of the date of grant of each such Offering and the rules of Section 423(b)(8) of the Code shall apply.


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                         ARTICLE 8 - PAYROLL DEDUCTIONS

         8.1 At the time the Enrollment Agreement is filed with the Designated Person and for so long as a Participant participates in the Plan, each Participant may authorize the Company to make payroll deductions of either (a) a fixed dollar amount per pay period; or (b) a whole percentage (in 1% increments) of Pay per pay period, provided, however, that no payroll deduction shall exceed 15% of Pay per pay period. The Committee, in its discretion, may establish from time to time a minimum fixed dollar deduction that a Participant must authorize under this Plan; provided, however, that a Participant's existing rights under any Offering that has already commenced may not be adversely affected thereby.

         8.2 The amount of each Participant's payroll deductions shall be credited to his Payroll Deduction Account. No interest or other amount shall be credited to a Payroll Deduction Account.

         8.3 Commencing with respect to the first payroll period beginning on or after the Plan's Effective Date, a Participant's authorized payroll deductions shall be deducted from each paycheck paid during an Offering and shall continue until changed by the Participant or by amendment or termination of this Plan. A Participant may elect to increase or decrease his authorized payroll deductions effective as of January 1 or July 1 of each year upon prior notice acceptable to the Company. Except for a Withdrawal and discontinuance of payroll deductions permitted under this Plan, no change in payroll deductions may be effective on a date other than January 1 or July 1, including without limitation, any change in the amount or rate of payroll deductions during an Offering.

         8.4 With respect to each payroll period during an Offering, a Participant's authorized payroll deductions shall be deducted from Pay only after all other discretionary and nondiscretionary payroll deductions attributable to such Participant have first been deducted from Pay for such period. To the extent a Participant's Pay after such discretionary and nondiscretionary payroll deductions have been deducted is less than the Participant's authorized payroll deductions hereunder, the Participant's remaining Pay, if any, shall be credited on his behalf to the Payroll Deduction Account and the difference between the authorized and actual deduction shall be disregarded and never deducted from payroll or credited to the Payroll Deduction Account.

                         ARTICLE 9 - PURCHASE OF SHARES

         9.1 As of the Ending Date of each Offering, each Participant shall be deemed to have elected to purchase at the Purchase Price, the maximum number of Shares (including fractional Shares) that may be purchased with such Participant's Payroll Deduction Account in accordance with the terms of this Plan, unless the Designated Person has received timely and proper notice of a Withdrawal. The Shares purchased hereunder will be credited to the Brokerage Account. Any cash remaining in the Participant's Payroll Deduction Account which is not applied toward the purchase of Shares shall be carried forward and applied in subsequent Offerings. No Participant shall have any rights of a shareholder with respect to any Shares until the Shares have been purchased in accordance herewith. Shares purchased hereunder may be treasury or newly issued shares acquired from the Company or shares acquired on the open market.

         9.2 Any cash dividends paid on Shares credited to the Brokerage Account shall be automatically applied to purchase, at Company expense, additional Shares from the Company at the fair market value (as defined in Article 6) of such Shares as of the business day immediately preceding the date of purchase, or on the open market at the market price at the time of purchase, and such additional shares shall be credited to the Brokerage Account.

         9.3 Notwithstanding the preceding provisions of this Article or any other provision to the contrary, no Shares shall be purchased hereunder or credited to the Brokerage Account until the Plan is approved by the stockholders of the Company as provided in Section 15.1.



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                  ARTICLE 10 - EVIDENCE OF OWNERSHIP OF SHARES

         Following the Ending Date of each Offering, the Shares that are purchased by each Participant shall be recorded in book entry form and credited to the Brokerage Account.

                             ARTICLE 11 - WITHDRAWAL

         11.1 A Participant may "Withdraw" from an Offering, in whole but not in part, by notifying the Designated Person, in writing on a form acceptable to the Committee, in which event (i) the Participant's payroll deductions shall stop as soon as is reasonably practicable following receipt of such notice by the Designated Person, (ii) the Company shall refund the amount credited to the Participant's Payroll Deduction Account as soon as reasonably practicable, and
(iii) no Shares shall be purchased on behalf of the Participant with respect to such Offering. The notice described in this Section must be received by the Designated Person prior to the deadline set by the Committee, provided that if the Committee fails to set such a deadline, such notice must be received by the Ending Date (or the immediately preceding business day if the Ending Date is not a business day).

         11.2 An eligible employee who has previously withdrawn from the Plan may re-enter by complying with the Participation requirements. Upon compliance with such requirements, an employee's re-entry into the Plan will be effective as of the Commencement Date coinciding with or next following the satisfaction of such requirements.

         11.3 A Participant hereunder may elect at any time on a form acceptable to the Committee (i) to have all or part of the Shares credited to the Brokerage Account on his behalf (including fractional Shares) sold at the Participant's expense and cash paid to the Participant, (ii) to have any whole Shares transferred to the Participant's individual brokerage account established at the Participant's expense, or (iii) to have a stock certificate issued to the Participant or his designee for any whole Shares credited to the Brokerage Account on his behalf.

                      ARTICLE 12 - RIGHTS NOT TRANSFERABLE

         No Participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber such Participant's interest in the Payroll Deduction Account or any rights to purchase or to receive Shares under the Plan other than by will or the laws of descent and distribution, and such rights and interests shall not be subject to, a Participant's debts, contracts, or liabilities. If a Participant purports to make a transfer, or a third party makes a claim in respect of a Participant's rights or interests, whether by garnishment, levy, attachment or otherwise, such purported transfer or claim shall be treated as a Withdrawal.

                     ARTICLE 13 - TERMINATION OF EMPLOYMENT

         As soon as reasonably practicable following termination of a Participant's employment with the Company or any of its Subsidiaries for any reason whatsoever, including, but not limited to, by reason of death, disability or retirement, (i) the amount credited to the Payroll Deduction Account on behalf of the Participant shall be returned to the Participant or the Participant's Beneficiary, as the case may be, subject to Section 15.1 and (ii) the Participant's interest in the Brokerage Account shall be liquidated in the manner described below. As part of the procedure to liquidate the Participant's interest in the Brokerage Account, the Participant may elect in writing on a form acceptable to the Committee and received by the Designated Person by the deadline set by the Committee, to have the number of Shares credited to the Brokerage Account on behalf of the Participant sold at the Participant's expense and cash paid to the Participant, or to have such Shares transferred to the Participant's individual brokerage account established at the Participant's expense. If the Participant does not request a sale or transfer by the deadline established by the Committee or requests to receive a stock certificate, a certificate for the whole Shares credited to the Brokerage Account on his behalf will be issued to the Participant and the Participant will receive cash for any fractional Shares credited to the Brokerage Account on his behalf.

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                           ARTICLE 14 - ADMINISTRATION

         The Plan shall be administered by the Committee, which may engage such persons, entities or agents as it shall deem advisable to assist in the administration of the Plan. The Company may from time to time appoint or dismiss members of the Committee. A majority of the members of the Committee shall constitute a quorum and the acts of a majority of the members present at a meeting or the consent in writing signed by all the members of the Committee shall constitute the acts of the Committee. The Committee shall be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all parties, including the Company, the Participants and any and all persons that claim rights or interests under or through a Participant. The Committee may delegate all or part of its authority to one or more of its members.

                          AMENDMENT 15 - MISCELLANEOUS

         15.1 Approval of the Plan. Notwithstanding any provision in this Plan to the contrary, if the Plan is not approved by the stockholders of the Company within twelve (12) months after the Effective Date of the Plan, the balance of each Participant's Payroll Deduction Account shall be refunded in its entirety, without interest, as soon as reasonably practicable. If an eligible employee terminates employment after the Ending Date of any Offering but prior to the approval of the Plan by the stockholders of the Company, then such employee may elect in writing on a form acceptable to the Committee, which form must be received by the Designated Person by the deadline set by the Committee, to have the balance credited to the Payroll Deduction Account on his behalf as of any such Ending Date retained and applied to purchase Shares following the subsequent approval of the Plan by the stockholders of the Company, or returned to the employee at a later date in the event the stockholders do not approve the Plan. If such election is not timely made or if such employee elects to receive cash, such employee shall receive the balance credited to the Payroll Deduction Account on his behalf as of any such Ending Date as soon as reasonably practicable after the passage of such deadline or making such election.

         15.2 Amendment or Discontinuance of the Plan. The Board shall have the right to amend, modify or terminate the Plan at any time without notice, provided that (i) no Participant's existing rights under any Offering that is in progress may be adversely affected thereby, and (ii) in the event that the Board desires to retain the favorable tax treatment under Sections 421 and 423 of the Code, no such amendment of the Plan shall increase the number of Shares that were reserved for issuance hereunder unless the Company's shareholders approve such an increase.

         15.3 Changes in Capitalization. In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the capital structure of the Company, the number, kind and price of the Shares that are available for purchase under the Plan and the number of Shares that an employee is entitled to purchase shall be automatically adjusted to reflect the change in capital structure; provided, however, that the Board shall retain the right to modify any such adjustment in the manner it deems appropriate.

         15.4 Notices. All notices or other communications by a Participant under or in connection with the Plan, including but not limited to Enrollment Agreements, shall be deemed to have been duly given when received by the Designated Person in the form specified by the Committee.

         15.5 Termination of the Plan. This Plan shall terminate at the earliest of the following:

              (a) The date of the filing of a "Statement of Intent to Dissolve" by the Company or the effective date of a merger or consolidation wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among corporations affiliated with the Company;

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

              (b) The date the Board acts to terminate the Plan; and

              (c) The date when all of the Shares that were reserved for issuance hereunder have been purchased.

         Prior to termination of the Plan, the Company may change the Ending Date of a pending Offering. Upon termination of the Plan, the Company shall refund to each Participant the remaining amount credited to each Participant's Payroll Deduction Account after all purchases have been made.

         15.6 Notice of, and Limitations on Sale of Stock Purchased Under the Plan. The Plan is intended to provide Shares for investment and not for resale. The Company does not, however, intend to restrict or influence the conduct of any employee's affairs beyond established Company policies. A current or former Participant may, therefore, sell Shares that are purchased under the Plan at any time at his expense, subject to compliance with any applicable federal or state securities laws and Company policies. Each current and former Participant assumes the risk of any market fluctuations in the price of the Shares. Each current or former Participant must notify the Company of any disposition of Shares purchased under this Plan that is described in Section 423(a)(1) of the Code, which is any disposition within two years after the date of grant of the option to purchase or any disposition within one year after the transfer of the Share to him.

         15.7 Governmental Regulation. The Company's obligation to sell and deliver Shares under this Plan is subject to any governmental approval that is required in connection with the authorization, issuance or sale of such Shares.

         15.8 No Employment Rights. This Plan does not, directly or indirectly, create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time.

         15.9 Governing Law. The law of the state of Kansas shall govern all matters that relate to this Plan except to the extent it is superseded by the laws of the United States.

         15.10 Text of Plan Documents Controls. Titles of Articles and Sections in this Plan are inserted for convenience of reference only and in the event of any conflict, the text of this instrument, rather than such titles, shall control.

         15.11 Non-gender Clause. Any words herein used in the masculine shall read and be construed in the feminine where they would so apply. Words in the singular shall be read and be construed as though used in the plural in all cases where they would so apply.

         IN WITNESS WHEREOF, Applebee's International, Inc. has caused this Plan to be adopted effective as of January 1, 1997.

                                     APPLEBEE'S INTERNATIONAL, INC.
                                     "Company"

                                     By:    /s/ Abe J. Gustin, Jr.
                                            ------------------------------------

                                     Title: Chairman and Chief Executive Officer
                                            ------------------------------------

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